PURCHASE AGREEMENT

     This Purchase Agreement is entered into as of October 23, 1997, by and between Teleconferencing Systems International, Inc. ("TSI"), a Colorado Corporation, and the shareholders of G S Telecom Ltd. ("GST"), incorporated in the Isle of Man and/or assigns.

                                    RECITALS
                                    --------

     A. TSI desires to acquire interests in businesses and other assets.

     B. GST is engaged in start up telecommunications business.

     C. The Parties desire that TSI acquire from GST shareholders 100% of the outstanding stock of GST and TSI shall pay $150,000 in consideration for the shares on the terms and conditions set forth herein.

                                    AGREEMENT
                                    ---------

     In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. PURCHASE PRICE

     Upon the terms and subject to the conditions set forth in this Agreement, TSI shall deliver to GST shareholders a debenture note for $150,000 bearing no interest due in one year and convertible to 15 million shares post reverse split of common stock of TSI at option of holder of the outstanding shares of TSI's common stock (the "Shares") which consideration shall be delivered at Closing.

     2. CLOSING

          2.1 Time and Place.  The Closing of the  transactions  provided for in
Section 1 (the "Closing") shall be held in the offices of TSI, Inc. on the fifth business day after all conditions to this Agreement shall have been satisfied in full (the "Closing Date"), but no later than November 15, 1997.

          2.2 Delivery of Documents. At the Closing, the parties will exchange certificates the debenture note and other documents as called for by this Agreement. In particular, GST shareholders shall deliver, the stock certificates representing the 15,160,000 Shares being sold by them pursuant to Section 1 duly endorsed in the name of GST or its assignees and TSI shall deliver its debenture note with the terms set forth in the paragraph 1 above.


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     3. REPRESENTATIONS AND WARRANTIES OF TSI

     TSI represents and warrants to and covenants and agrees with GST as follows:

          3.1 Organization. TSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority, to carry on its business as it is now conducted and to enter into, perform and consummate this Agreement and all other agreements and acts necessary to complete the transactions herein contemplated. TSI is qualified to do business and in good standing in every jurisdiction where the nature of its activities requires it to so qualify, except for jurisdictions in which failure to be so qualified could not subject TSI to any material liability or disability by reason of such failure. TSI has delivered to GST shareholders complete and correct copies of its Articles of Incorporation and its Bylaws, each as amended to date.

          3.2 Binding Agreement; Consents; No Conflicts. This Agreement has been duly authorized, executed and delivered by TSI and is the legal, valid and binding agreement of TSI, enforceable against TSI in accordance with its terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors; rights generally and except that the performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No permission, authority or action by any other party is required for the execution, delivery or performance of this Agreement by TSI. The execution and delivery of this Agreement do not, and the performance of this Agreement will not, conflict with or result in a breach or violation of, or entitle any party to terminate or call a default under any material contract, agreement or obligation to which TSI is a party, or contravene TSI, or any law, regulation, ordinance or order applicable to Seller or any of its properties or assets.

          3.3 Compliance with Laws and Regulations. TSI has complied in all material respects with all laws and administrative regulations and any judgments, orders or decrees of any court, tribunal, agency or other governmental body (a "Governmental Agency") applicable to or binding upon it, noncompliance with which would reasonably be expected to have a material adverse effect on the business, condition (financial or other), results of operations, prospects, or properties of TSI.

          3.4 Litigation. There is no litigation, arbitration proceeding or governmental proceeding pending, instituted or, to the knowledge of TSI, threatened against TSI.

     Neither TSI nor any of its properties or assets is subject to any judgment, order or decree of any Governmental Agency that has or may have a material adverse effect on the business, condition (financial or other), results of operations, prospects or properties of TSI.

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




          3.5 Investment Intent. TSI is acquiring the Shares for its own account or the accounts of its principal for investment purposes and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares.

     4. REPRESENTATIONS AND WARRANTIES OF GST Shareholders.

     The GST shareholders represents and warrants to TSI as follows:

          4.1 Binding Agreement; Consents; No Conflicts. This agreement is duly authorized, executed and delivered and is the legal, valid and binding agreement of GST shareholders, enforceable against GST shareholders in accordance with its terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors; rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No permission, approval or consent by any federal, state or local governmental authority or by any other party is required for the execution, delivery or performance of this Agreement by GST shareholders. The execution and delivery of this Agreement do not, and the performance of this Agreement will not, conflict with or result in a breach of violation of, or entitle any party to terminate or call a default under any material contract, agreement or obligation to which GST or its shareholders are a party, or any law, regulation, ordinance or order applicable to GST or any of its Properties or Assets.

          4.2 Investment Intent. GST shareholders are acquiring the Debenture and any Shares to which it is convertible for its own account or the accounts of its principal for investment purposes and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares.

     5. TRANSACTIONS PRIOR TO CLOSING

          5.1 GST Shareholders Access to Information. TSI shall give to GST Shareholders and to its counsel, accountants and other advisors, consultants and representatives, full access, during normal business hours throughout the period prior to the Closing Date, to all of the properties, books, contracts, commitments and records of TSI, and will furnish GST shareholders during such period all such information concerning TSI as they reasonably may request.


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




          5.2 TSI Access to Information. GST shareholders shall give to TSI and to its counsel, accountants and other advisors, consultants and representatives, access at reasonable times during normal business hours throughout the period prior to the Closing Date, to all books and records pertinent to GST.

          5.3 Reasonable Best Efforts. TSI shall use its reasonable best efforts to:

          a. Satisfy all of the conditions to the Closing to be fulfilled and satisfied by it.

          b. Cause to be performed all the matters required by it at the Closing, and take such steps and do such acts as may be necessary to make all of its Agreement true and correct in all material respects as of the Closing Date, with the same effect as if the same had been made and this Agreement had been dated at and as of the Closing Date.

     6. CONDITIONS PRECEDENT TO TSI's OBLIGATION TO CLOSE

     The obligation of TSI hereunder to consummate this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part in writing by TSI):

          6.1 Representations and Warranties. All representation and warranties of GST shareholders contained in this Agreement shall be true, correct and complete as of the Closing Date as if made at and as of such date.

          6.2 Covenants. GST shareholders shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

          6.3  Approval  of  Documentation.   The  form  and  substance  of  all
certificates, deeds and other documents to be delivered by GST or its shareholders under this Agreement shall be satisfactory in all reasonable respects to TSI and its counsel.

          6.4 Records. Records: All records as required in section 4.4 shall have been furnished to TSI by GST shareholders, and TSI shall have obtained its own independent audit, if required, of the income and expenses from the subject business operations of GST.

          6.5 GST shareholders shall have provided all information relating to operating costs of its business within the past two years.


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



     7. TERMINATION

          7.1 Mutual Agreement; Failure to Perform. This Agreement may be terminated on or before the Closing Date without liability on the part of any party exercising such right of termination:

               a.   by the mutual written agreement of the parties; or

               b. by any party if there has been a material breach of warranty under this Agreement by the other party or if there has been any failure by the other party to perform its obligations under this Agreement.


     8. MISCELLANEOUS

          8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given only when personally delivered or delivered by telex or telefax (confirmed in writing) or by registered air mail. The addresses for notice are as follows:

         if to TSI, Inc., to:

                  Teleconferencing Systems, Inc.
                  C/O Michael A. Littman
                  10200 W. 44th Avenue, #400
                  Wheat Ridge, CO  80033

         if to G S Telecom Ltd., to:

                  G S Telecom Ltd.
                  Attn:  Mr. David Innes
                  33 Great James Street
                  London WC1N 3HB

          Each of the parties shall be entitled to specify a different address by giving notice as aforesaid.

          8.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter and supersedes all prior agreements, understandings and discussions, whether oral or written.

          8.3 Amendment and Modification. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


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


          8.4 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and shall not be held to define, construe or limit the meaning of any provision of this Agreement.

          8.5  Successors  and  Assigns.  All  of  the  terms,   provisions  and
obligations of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          8.6 Governing Law. The validity, construction and interpretation of this Agreement shall be governed by the internal laws of the State of Colorado applicable to contracts made and to be performed wholly within that state.

          8.7 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

          8.8 Attorney's Fees. In the event of litigation or arbitration to enforce any of the terms and conditions herein, the prevailing party in such litigation or arbitration shall be entitled to an award of reasonable attorneys' fees and costs of such a proceeding.

          8.9 Survivability. All provisions of this Agreement, including but not limited to the representations, warranties, covenants, and indemnities of the parties, shall survive the Closing of this Agreement and remain in full force and effect between the parties for the period of time as defined in this Agreement or if no time period is prescribed, in perpetuity.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first set forth above.

                                      Teleconferencing Systems
G S Telecom Ltd. Shareholders         International, Inc.

David George Innes                    By:/s/ Robert Kropf
Raehill Investments Limited           ---------------------------------------
Elizabeth Barbara Chalmers Innes      Title:  President
Charterhouse Trust Company, Ltd.
C.C.S. Directors Limited
Mrs. Lim Kim Lee
C.C.S. Secretaries Limited
C.C.S. Corporate Services Limited
Alan Robert Curley
Michael George Bedingham
Robert Innes, Graeme Innes
Kristie Innes, Lesley Innes
Lorna Innes, Eldorado Investments Limited
Richard Kennedy, Ayad A Al Aujan







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